Exhibit 10.1

May 31, 2009

Mr. Derek Schneideman

Chairman & CEO	VIA FACSIMILE
IA Global, Inc.	+1 415 946 8801 SF office
101 California Street, Suite 2450	+1 408 317 1746 D. Schneideman
San Francisco, CA 94111	+1 770 740 8382 M. Scott

RE:	Notice of Extension for Due Diligence

Dear Mr. Schneideman:

In accordance with our Services Agreement Dated April 1, 2009 (“Agreement”), ArqueMax Ventures, LLC (“ArqueMax”) was granted a due diligence period beginning on even date extending to a date on or before May 31, 2009. While we have been diligently reviewing documents and information on IAO and its subsidiaries, we have determined that we require additional time to complete our due diligence analysis. We are writing to you today for your acknowledgement to extend our due diligence period for an additional one (1) week ending on or around June 5, 2009.

In addition, Section 3 of the Agreement states that “AMV shall use its best efforts to complete the arrangement of such debt financing on or before June 3, 2009”. In a similar fashion, because the arrangement of such debt financing is contingent upon the satisfactory completion of due diligence, we would also like your acknowledgement to extend the arrangement of such debt financing for an additional seven (7) days ending on or around June 10, 2009.

In addition, Section 5 h of the Agreement expires on June 1, 2009 if Proposal 2 is not approved by the majority of the voting stockholders at the June 1, 2009 Special Meeting of the Stockholders of IA Global, Inc.

If you are in agreement with such extension terms as outlined herein, please acknowledge your assent by signing below and returning a fax copy to us at +81 3 5464 2293. In addition, please send us the original of the same to 2-1-12 Shibuya, Pacific Square Miyamasuzaka-ue 9F, Shibuya-ku, Tokyo 150-0002 Japan.

Very truly yours,

ARQUEMAX VENTURES, LLC,

/s/ Michael C. Ning

Michael C. Ning, President & CEO

Agreed and accepted this 31st day of May 2009 in Tokyo, Japan.

IA GLOBAL, INC.

/s/ Derek Schneideman

Derek Schneideman

Chairman & CEO